UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 17, 2013 (August 16, 2013)

Bob Evans Farms, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-1667	31-4421866
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3776 South High Street, Columbus, Ohio		43207
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (614) 491-2225

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on August 16, 2013, the position of executive vice president and chief restaurant operations officer was eliminated. Harvey Brownlee, who held the position and was also a named executive officer of the Bob Evans Farms, Inc. (“Company”), left the Company at that time.

The Company and Mr. Brownlee have entered into a Severance Agreement and General Release dated September 17, 2013 (“Agreement”), a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference. The following is a summary of the terms of the Agreement; the complete Agreement is attached to this Form 8-K/A and should be referenced for more information.

In consideration of Mr. Brownlee’s release of all claims he may have against the Company, if any, and for his covenants in the Agreement to maintain Company information as confidential, for his cooperation related to the defense of any claim against the Company, his agreement not to compete and not solicit employees for a period of one year following his separation date, and to not disparage the Company, the Company provided Mr. Brownlee with a lump sum payment of $375,000, less appropriate deductions and tax withholding amounts. Mr. Brownlee was also entitled to any accrued and vested rights he had in any outstanding equity awards (including options), and in the Company’s benefit plans.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Severance Agreement and General Release dated September 17, 2013, between Harvey Brownlee and BEF Management, Inc. *

*	Compensation Arrangement or Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: September 17, 2013

BOB EVANS FARMS, INC.

By:	/s/ Kevin C. O’Neil
Kevin C. O’Neil, Vice President, Assoc. General Counsel and Asst. Secretary